Exhibit 107

Calculation of Filing Fee Tables

Form F-1

Siyata Mobile Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Share, no par value per share	457(c)	547,859	(1)	$1.18	(2)	$646,473.62	0.00015310	$98.98	(3)

		Total Offering Amounts						$646,473.62	0.00015310	$98.98
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due								$98.98

1.	Represents only the additional number of the Registrant’s Common Shares being registered. Does not include the Common Shares that the Registrant previously registered on the Registration Statement on Form F-1 (File No. 333-284396) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on January 27, 2025, as amended.
2.	Estimated solely for the purpose of calculating the registration fee, based on the average of the closing price of the Common Share on Nasdaq on April 24, 2025 ($1.18 per Common Share), in accordance with Rule 457(c) of the Securities Act.
3.	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.